EXHIBIT 10.14

PLACEMENT AGREEMENT

July 7, 2006

Keating Securities, LLC	Axiom Capital Management, Inc.
5251 DTC Parkway, Suite 1090	780 Third Avenue, 43rd Floor
Greenwood Village, CO 80111	New York, NY 10017-2024

Re:	Offering of Series B Convertible Preferred Stock in the Aggregate Principal Amount of $7,000,000 (Minimum) and $10,000,000 (Maximum) with Attached Warrants

Gentlepersons:

1.    Introduction.

Keating Securities, LLC, a Delaware limited liability company (“Keating”), and Axiom Capital Management, Inc. (“Axiom” and together with Keating, the “Placement Agents”), propose to act on a best efforts basis as the exclusive placement agents for Infosmart Group Limited, a company incorporated in the British Virgin Islands (“Infosmart”), in a private placement offering (“Offering”) of Series B Convertible Preferred Stock (“Shares”) with attached warrants (“Warrants”), in a minimum principal amount of $7,000,000 (“Minimum Amount”) and a maximum principal amount of $10,000,000 (“Maximum Amount”), to be issued by Cyber Merchants Exchange, Inc., a California corporation (“Cyber Merchants”), upon the closing of the Exchange Agreement described below.

Prior to the closing of the Offering (“Closing”), Infosmart and Cyber Merchants shall have completed the transactions under a certain exchange agreement (“Exchange Agreement”) to be entered into by and among Cyber Merchants, KI Equity Partners II, LLC, a shareholder of Cyber Merchants (“KI Equity”), Prime Fortune Enterprises, Ltd., the sole shareholder of Infosmart (“Prime Fortune”), and each of the shareholders of Prime Fortune (the “Shareholders”). Pursuant to the Exchange Agreement, all of the issued and outstanding shares of capital stock of Prime Fortune will be transferred to Cyber Merchants in exchange for 1,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) of Cyber Merchants (the “Exchange”). The shares of Prime Fortune to be exchanged pursuant to the Exchange Agreement will also include 58.82352 shares of Prime Fortune’s capital stock (the “HIG Shares”) to be issued by Prime Fortune to Hamptons Investment Group, Ltd. (“HIG”) immediately prior to the closing of the Exchange Agreement for services as a finder in connection with the Exchange Agreement. Upon completion of the Exchange, Infosmart will be an indirect, wholly owned subsidiary of Cyber Merchants. The Series A Preferred Stock will by designation of its terms be junior to the Series B Convertible Preferred Stock.

The Shares will be entitled to quarterly dividends accruing at the rate of 8% per annum. The Shares will be convertible into Cyber Merchant’s common stock (the “Conversion Shares”) at any time at the option of the investor at a fixed conversion price based on a $33,720,000 fully diluted pre-money valuation (the “Conversion Price”). The Shares will also be subject to mandatory conversion on the second anniversary of the closing of the Offering, and a forced conversion by Cyber Merchants upon the occurrence of certain events. Investors in the Offering (“Investors”) will also receive five-year warrants to purchase shares of Cyber Merchant’s common stock (“Common Stock”) in an amount equal to 100% of the Conversion Shares. The Warrants will be exercisable at a price equal to 125% of the Conversion Price (“Exercise Price”).

Following the consummation of the Exchange and prior to the closing of the Offering, Cyber Merchant’s shall assume all of Infosmart’s rights and obligations under this Agreement; provided that prior to Cyber Merchants’ approval and assumption of this Agreement, references to Infosmart shall only be deemed to include Infosmart and references to Cyber Merchants shall only be deemed to include Cyber Merchants.

The Exchange and the transactions contemplated under the Exchange Agreement are herein referred to as the “Transaction” or collectively as the “Transactions.”

Upon consummation of the Exchange, Cyber Merchants will prepare a proxy or information statement pursuant to Regulation 14A or 14C under the Exchange Act (as defined below) (together with any amendments or supplements thereto, the “Proxy/Information Statement”) and will either solicit proxies from its shareholders or obtain majority consent from and inform its shareholders to: (i) approve a change in the name of Cyber Merchants to a name approved by its Board of Directors (“Board”); (ii) approve an increase in the authorized number of shares of Cyber Merchants Common Stock from 40,000,000 to 300,000,000; and (iii) to approve such other actions as may be approved by the Board. Upon effectiveness of the increase in the authorized number of shares of Common Stock, the shares of the Series A Preferred Stock will automatically convert by its terms into an aggregate of 116,721,360 fully paid and non-assessable shares of Common Stock. As a condition of the closing of the Exchange, KI Equity and the Shareholders will enter into a voting agreement (“Voting Agreement”) that requires their share approval vote favoring the actions provided in (i) through (iii) above.

The Shares and the Warrants are more fully described in a private placement memorandum dated July 10, 2006, including any supplements or amendments thereto (the “Memorandum”). Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Memorandum.

Infosmart desires to employ the Placement Agents as its exclusive placement agents to offer, offer for sale and sell the Shares and Warrants subject to all of the terms and conditions of this Agreement and subject to the terms and conditions contained in the Memorandum. In the event of any inconsistency between this Agreement and the Memorandum, the terms and conditions of this Agreement shall supercede and be controlling.

2.    Representations and Warranties of Infosmart and Cyber Merchants.

(a)    Infosmart represents and warrants to, and covenants with, the Placement Agents as of the date of this Agreement and, unless otherwise set forth in the applicable representation or warranty, upon completion of the as of the date of the Closing as follows:

(i)    Authority. As of the Closing (as defined in Section 4(d) below), all action required to be taken by Infosmart necessary for the authorization of this Agreement, the

Subscription Agreements between Infosmart and the purchasers of the Shares and Warrants, the form of which is attached as Exhibit A hereto (the “Subscription Agreements”), the Registration Rights Agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement” and together with the Subscription Agreements, the “Related Agreements”) and the performance of all obligations of Infosmart hereunder will have been taken; and this Agreement and the Related Agreements shall be in full force and effect.

(ii)    Authority for Exchange Agreement. As of the Closing, all action required to be taken by Infosmart necessary for the authorization of the Exchange Agreement (collectively with each of the ancillary agreements related thereto, collectively the “Transaction Documents”) and the performance of all obligations of Infosmart thereunder will have been taken.

(iii)    Organization and Qualification.

(a)    Infosmart is a company incorporated in the British Virgin Islands, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Infosmart to be conducted. Infosmart is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and to consummate the Transactions contemplated under this Agreement and the Exchange Agreement, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on Infosmart. Infosmart is not in violation of any of the provisions of Infosmart’s articles of organization or bylaws or similar governing, organization or charter documents (collectively referred to herein as “Charter Documents”). Infosmart is in good standing in the British Virgin Islands. The minute books or the equivalent contain true, complete and accurate records of meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) of Infosmart, since the time of Infosmart’s organization. The ownership records of shares of Infosmart’s capital stock are true, complete and accurate records of the ownership such of shares as of the date of such records and contain all transfers of such shares since the time of Infosmart’s organization (“Share Records”). Infosmart is not required to qualify to do business as a foreign corporation in any other jurisdiction. For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity or its subsidiaries, if any, taken as a whole (it being understood that neither of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the Exchange, the Offering or any related transactions, (ii) changes in general national or regional economic conditions, (iii) changes affecting the industry generally in which the entity operates (and with respect to Infosmart, in which the Affiliated Companies (as defined in Section 2(a)(v) below) operate), or (iv) any SEC (as defined in Section 2(a)(xxv) below) rulemaking requiring enhanced disclosure of transactions with a public shell.

(b)    Each member of the Group (as hereinafter defined) is organized under the laws of the jurisdiction set forth in Schedule 2(a)(iii) hereto, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by each member of the Group to be conducted. Each member of the Group is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the Transactions. No member of the Group is in violation of any of the provisions of their respective Charter Documents. The Corporate Records of each member of the Group contain true, complete and accurate records of meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and holders of its registered capital, since the time of their respective organization. The ownership records of each Group member’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contains all transfers of such registered capital since the time of their respective organization. No member of the Group is required to qualify to do business as a foreign corporation in any other jurisdiction. For purposes of this Agreement, the term “Group” shall mean collectively Infosmart, Infoscience International Enterprises, Ltd., Info Smart Technology, Ltd., InfoScience Media Limited and Discobrás Indústria E Comércio de Eletro Eletrônica Limiteda.

(iv)    Subsidiaries. Set forth in Schedule 2(a)(iv) hereto is a true and complete list of all Subsidiaries (as hereinafter defined) of Infosmart and any member of the Group stating, with respect to each Subsidiary, its jurisdiction of incorporation or organization, date of incorporation or organization, capitalization and equity ownership. Each Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and no Subsidiary is required to qualify to do business as a foreign corporation in any other jurisdiction. All of the outstanding shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, have not been issued in violation of any preemptive or other right of stockholders, or any other Person (as defined below), or of any Legal Requirements (as defined in Section 2(a)(vii) below), and are owned beneficially and of record by the Person as specified on Schedule 2(a)(iv), free and clear of any liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (“Liens”). No Subsidiary is in violation of any of the provisions of its Charter Documents.

Except as described in Schedule 2(a)(iv) hereto, neither Infosmart, any member of the Group nor any Subsidiary owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person (other than Infosmart, a member of the Group or the Subsidiaries) or has any agreement or commitment to purchase any such interest, and Infosmart, each Group member and their Subsidiaries have not agreed and are not obligated to make nor are bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or any date hereafter, under which any of them may be obligated to make any future investment in or capital contribution to any other entity.

For purposes of this Agreement, (i) the term “Subsidiary” shall mean any Person (other than a member of the Group) in which Infosmart, any member of the Group or any Subsidiary directly or indirectly, owns beneficially securities or interests representing more than 50% of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise, and (ii) the term “Person” shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a limited liability company, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

(v)    Capitalization.

(a)    The authorized capital stock of Infosmart currently consists of 50,000 shares of capital stock, par value $1.00 per share, or an authorized and registered capital of $50,000. At the close of business on the business day prior to the date hereof, Schedule 2(a)(v) hereto contains all of the outstanding equity securities of Infosmart together with the HIG Shares to be issued by Infosmart immediately prior to closing of the Exchange Agreement. All Shares on Schedule 2(a)(v) have been validly issued, fully paid and are non-assessable and have not been issued in violation of any preemptive or other right of stockholders (or any other Person), or of any legal requirement. Except as set forth in Schedule 2(a)(v), there are no outstanding securities, convertible securities, options, warrants or derivative securities, and there are no agreements or commitments obligating Infosmart to issue or grant any of the foregoing, including any pre-emptive or similar rights. All outstanding shares of capital stock, options, warrants and other securities of Infosmart have been issued in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable contracts. Except as described in Schedule 2(a)(v) or in Schedule 2(a)(v) hereto, there are no commitments or agreements of any character to which Infosmart is bound obligating Infosmart to accelerate the vesting of any options or warrants as a result of the Transactions.

(b)    The authorized and registered capital stock of each member of the Group shall be as set forth in Schedule 2(a)(v) hereto. All of the outstanding shares of capital stock of each member of the Group have been duly and validly authorized and issued, are fully paid and non-assessable, have not been issued in violation of any preemptive or other right of stockholders (or any other Person) or of any Legal Requirement, and are owned beneficially and of record by the Person as specified on Schedule 2(a)(v), free and clear of any Lien. Except as set forth in Schedule 2(a)(v), there are no outstanding securities, convertible securities, options, warrants or derivative securities, and there are no agreements or commitments obligating any member of the Group to issue or grant any of the foregoing, including any pre-emptive or similar rights. All outstanding shares, options, warrants and other securities of each member of the Group have been issued in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable contracts.

(c)    Except as set forth in this Section 2(a)(v) or in Schedule 2(a)(v) hereto, there are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Infosmart, any member of the Group or any Subsidiary (collectively, the “Affiliated Companies” and individually, the “Affiliated Company”), or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in this Section 2(a)(v) or in Schedule 2(a)(v) hereof, there are no subscriptions, options, warrants, equity securities, ownership or partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Affiliated Companies are a party or by which they are bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any registered capital, ownership interests, partnership interests or similar ownership interests of the Affiliated Companies or obligating the Affiliated Companies to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)    Except as contemplated by this Agreement, and except as set forth in Schedule 2(a)(v) hereto, there are no registration rights, and there is no voting trust, voting agreement, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Affiliated Companies are a party or by which they are bound with respect to any shares of capital stock, registered capital, equity securities, partnership interests or similar ownership interests of any class of the Affiliated Companies, and there are no agreements to which the Affiliated Companies are a party, or which the Affiliated Companies have knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

(e)    As of the Closing Date (as defined in Section 4(d)) (and following completion of the Exchange), Infosmart’s capitalization will be the capitalization of Cyber Merchants as described in Section 2(b)(vi).

(vi)    Authority Relative to this Agreement. Infosmart has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Transactions). The execution and delivery of this Agreement and the consummation by Infosmart of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary action on the part of Infosmart (including the approval by Infosmart’s stockholders), and no other proceedings on the part of any Affiliated Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Infosmart and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Infosmart, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.

(vii)    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement and the Exchange Agreement by Infosmart does not, and the performance of this Agreement and the Exchange

Agreement by Infosmart shall not, (i) conflict with or violate their respective Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined below), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Affiliated Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets of any Affiliated Company pursuant to, any Material Contracts (as defined in Section 2(a)(xxi) below), except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Affiliated Companies. For purposes of this Agreement, the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

(b)    The execution and delivery of this Agreement and the Exchange Agreement by Infosmart does not, and the performance of obligations of Infosmart hereunder or thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Infosmart is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Affiliated Companies or, after the closing of the Exchange Agreement, Cyber Merchants, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement or the Exchange Agreement.

(viii)    Compliance. Each Affiliated Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Affiliated Companies. To the knowledge of Infosmart, the businesses and activities of the Affiliated Companies have not been and are not being conducted in violation of any Legal Requirements. Each Affiliated Company is not in default or violation of any term, condition or provision of any applicable Charter Documents or Contracts. Except as set forth on Schedule 2(a)(viii), no written notice of non-compliance with any Legal Requirements relating or with respect to the business of the Affiliated Companies has been received by the Affiliated Companies (and each Affiliated Company has no knowledge of any material such notice delivered to any other Person). To the knowledge of Infosmart, the Affiliated Companies are not in violation of any material term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

(ix)    Financial Statements.

(a)    The audited financial statements of Infosmart in the Memorandum are a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto) of Infosmart and the members of the Group, on a consolidated basis, for the fiscal years ended December 31, 2004 and 2005, prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB, and such statements fairly present in all material respects the financial position of Infosmart and the members of the Group, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated, and each does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The unaudited financial statements of Infosmart in the Memorandum are a complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of Infosmart and each member of the Group, on a consolidated basis, for the three-month period ended March 31, 2006, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), and have been reviewed by an independent accountant registered with PCAOB, and such statements will fairly present in all material respects the financial position of Infosmart and the members of the Group, on a consolidated basis, at the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements will be subject to normal adjustments which are not expected to have a Material Adverse Effect on Infosmart or the members of the Group. The audited financial statements and the unaudited financial statements described in this Section 2(a)(ix) are collectively referred to herein as the “U.S. GAAP Financial Statements”.

(c)    Infosmart and each member of the Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(x)    No Undisclosed Liabilities. Except as set forth in Schedule 2(a)(x) hereto, the Affiliated Companies have no liabilities individually in excess of $25,000 and in the aggregate in excess of $100,000 (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Affiliated Companies, except: (i) liabilities provided for in or otherwise disclosed in the consolidated balance sheets of Infosmart and the members of the Group as of December 31, 2005, prepared in accordance with U.S. GAAP, as included in the Memorandum, and (ii) such liabilities arising in the ordinary course of business of the Affiliated Companies since December 31, 2005, none of which would have a Material Adverse Effect on the Affiliated Companies.

(xi)    Absence of Certain Changes or Events. Except as set forth in Schedule 2(a)(xi) hereto or in the Memorandum, including the consolidated balance sheets of Infosmart and the members of the Group since December 31, 2005, and except for the transactions contemplated under this Agreement (including the Offering), there has not been, with respect to any Affiliated Company: (a) any Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, securities or property) in respect of, any of equity securities, or any purchase, redemption or other acquisition of any of equity securities or any options, warrants, calls or rights to acquire any equity securities or other securities, (c) any split, combination or reclassification of any equity securities, (d) any granting of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting of any increase in severance or termination pay or any entry into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated hereby, (e) entry into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as hereinafter defined) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed with respect to any Governmental Entity, (f) any material change in its accounting methods, principles or practices, (g) any change in the auditing firm, (h) any issuance of securities, or (i) any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business.

(xii)    Litigation. Except as disclosed in Schedule 2(a)(xii) hereto, there are no claims, suits, actions or proceedings pending, or to the knowledge of any Affiliated Company, threatened against the Affiliated Companies, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Affiliated Companies or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transactions.

(xiii)    Employee Benefit Plans.

(a)    To the knowledge of Infosmart, all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Affiliated Companies, or any trade or business (whether or not incorporated) which is under common control with the Affiliated Companies, with respect to which the Affiliated Companies has liability (collectively, the “Plans”) has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the consolidated financial statements of Infosmart and the members of the Group. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or is continuing, or to the knowledge of Infosmart is threatened, against or with respect to any such Plan. To the knowledge of Infosmart, there are no audits, inquiries or proceedings pending or, to the knowledge of Infosmart, threatened by any governmental agency with respect to any Plans. To the knowledge of Infosmart, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. To the knowledge of Infosmart, each Plan can be amended, terminated or otherwise discontinued after the closing of the Transactions in accordance with its terms, subject to applicable laws, without liability to Infosmart or the Affiliated Companies (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)    Except as disclosed on Schedule 2(a)(xiii) hereto, neither the execution and delivery of this Agreement or the Exchange Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, officer, director or employee of the Affiliated Companies under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(xiv)    Labor Matters. Except as disclosed in Schedule 2(a)(xiv) hereto, the Affiliated Companies are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Affiliated Companies nor does any Affiliated Company know of any activities or proceedings of any labor union to organize any such employees.

(xv)    Restrictions on Business Activities. Except as disclosed on Schedule 2(a)(xv)to, to the knowledge of Infosmart, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Affiliated Companies or to which the Affiliated Companies is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Affiliated Companies, any acquisition of property by the Affiliated Companies or the conduct of business by the Affiliated Companies as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Affiliated Companies.

(xvi)    Title to Property.

(a)    All real estate or land use rights owned by the Affiliated Companies (including land use rights, improvements and fixtures thereon, easements and rights of way) (the “Real Property”) is shown or reflected on the U.S. GAAP Financial Statements. The Affiliated Companies have good, valid and marketable title to the Real Property, and except as set forth in the U.S. GAAP Financial Statements or on Schedule 2(a)(xvi) hereto, all of the Real Property is held free and clear of all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2(a)(xvi) hereto is a list of all options or other contracts under which any Affiliated Company has a right to acquire any interest in real property.

(b)    All leases of real property held by the Affiliated Companies and all personal property and other property and assets of the Affiliated Companies (other than Real Property) owned, used or held for use in connection with the business of the Affiliated Companies (the “Personal Property”) are shown or reflected on the U.S. GAAP Financial Statements. The Affiliated Companies own and have good and marketable title to the Personal Property, and all such assets and properties are in each case held free and clear of all Liens, except for Liens disclosed in the U.S. GAAP Financial Statements or in Schedule 2(a)(xvi) hereto, none of which Liens has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Affiliated Companies.

(c)    All leases pursuant to which an Affiliated Company leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Affiliated Companies or, to the knowledge of Infosmart, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Affiliated Companies.

(xvii)    Taxes.

(a)    Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)    Tax Returns and Audits. Except as set forth in Schedule 2(a)(xvii) hereto, to the knowledge of Infosmart:

(i)    The Affiliated Companies have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Affiliated Companies with any Tax authority prior to the date hereof. All such Returns are true, correct and complete in all material respects. The Affiliated Companies have paid all Taxes shown to be due on such Returns.

(ii)    All Taxes that the Affiliated Companies are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)    The Affiliated Companies have not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Affiliated Companies, nor have the Affiliated Companies executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Return of the Affiliated Companies by any Tax authority is presently in progress, nor have the Affiliated Companies been notified of any request for such an audit or other examination.

(v)    No adjustment relating to any Returns filed by the Affiliated Companies has been proposed in writing, formally or informally, by any Tax authority to the Affiliated Companies or any representative thereof.

(vi)    The Affiliated Companies have no liability for any unpaid Taxes which have not been accrued for or reserved on Infosmart’s balance sheets included in the U.S. GAAP Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Affiliated Companies in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Affiliated Companies.

(xviii)    Environmental Matters. Except as disclosed in Schedule 2(a)(xviii) hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to the knowledge of Infosmart: (a) the Affiliated Companies have complied with all applicable Environmental Laws; (b) the properties currently owned or operated by the Affiliated Companies (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (c) the properties formerly owned or operated by the Affiliated Companies were not contaminated with Hazardous Substances during the period of ownership or operation by the Affiliated Companies; (d) the Affiliated Companies are not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) the Affiliated Companies have not been associated with any release or threat of release of any Hazardous Substance; (f) the Affiliated Companies have not received any notice, demand, letter, claim or request for information alleging that the Affiliated Companies may be in violation of or liable under any Environmental Law; and (g) the Affiliated Companies are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

As used in this Agreement, the term “Environmental Law” means all applicable central, federal, provincial, state, local or municipal law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

As used in this Agreement, the term “Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (c) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(xix)    Brokers; Third Party Expenses. Except as set forth in this Agreement and in the Related Agreements, and except as set forth in this Section 2(a)(xix), neither the Affiliated Companies nor, to the knowledge of Infosmart, Prime Fortune or the Shareholders, have incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Exchange Agreement or any transactions contemplated hereby or thereby. Immediately prior to the closing of the Exchange Agreement, Infosmart will issue the HIG Shares as a finder’s fee in connection with the transactions contemplated under this Agreement. Except as disclosed in this Section 2(a)(xix) or on Schedule 2(a)(xix), no ownership interests, equity securities, convertible securities, warrants, options, or other derivative securities of the Affiliated Companies or Cyber Merchants are payable to any third party by any Affiliated Company, Prime Fortune or any Shareholder as a result of the Transactions.

(xx)    Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

(a)    “Intellectual Property” shall mean any or all of the following: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”) worldwide; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) registered copyrights and applications therefor, and all other rights corresponding thereto, worldwide; (iv) material domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (“Domain Names”); (v) registered industrial designs and applications therefor, worldwide; (vi) registered trade names, logos, trademarks and service marks, and any applications therefor (collectively, “Trademarks”), worldwide; (vii) all databases and data collections and all rights therein; and (viii) all moral and economic rights of authors and inventors, however denominated.

(b)    “Infosmart Intellectual Property” shall mean any Intellectual Property that is owned by, or licensed to, the Affiliated Companies.

(c)    “Infosmart Products” means all current versions of products or services of the Affiliated Companies.

(d)    Except as disclosed on Schedule 2(a)(xx), to the knowledge of Infosmart, Infosmart Intellectual Property and Infosmart Products are not subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Affiliated Companies, or which may affect the validity, use or enforceability of such Infosmart Intellectual Property or Infosmart Products, which in any such case could reasonably be expected to have a Material Adverse Effect on the Affiliated Companies.

(e)    Except as disclosed on Schedule 2(a)(xx) hereto, to the knowledge of Infosmart, the Affiliated Companies either own and have good and marketable title to each material item of Infosmart Intellectual Property owned by it free and clear of any Liens (excluding licenses and related restrictions granted in the ordinary course) or have one or more licenses sufficient for use of Infosmart Intellectual Property by the Affiliated Companies; and the Affiliated Companies are the owner or licensee of all material Trademarks used in connection with the operation or conduct of the business of the Affiliated Companies including the sale of any Infosmart Products.

(f)    The operation of the business of the Affiliated Companies as such business currently is conducted, including the use of any product, device or process, to the knowledge of Infosmart and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(xxi)    Agreements, Contracts and Commitments.

(a)    For purposes of this Agreement, (i) the term “Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, licenses, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments to which the Affiliated Companies is a party or by or to which any of the properties or assets of the Affiliated Companies may be bound, subject or affected (including without limitation notes or other instruments payable to the Affiliated Companies), and the term “Material Contracts” shall mean (x) each Contract, (I) providing for payments (present or future) to the Affiliated Companies in excess of $100,000 in the aggregate, or (II) under which or in respect of which the Affiliated Companies presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, and (y) without limitation of subclause (x), each of the following Contracts:

(i)    any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Affiliated Companies;

(ii)    any guaranty, direct or indirect, by the Affiliated Companies or any officer, director or 5% or more stockholder (“Insider”) of the Affiliated Companies of any obligation of the Affiliated Companies for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii)    any Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Affiliated Companies or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Affiliated Companies;

(iv)    any obligation to register any shares of the capital stock or other securities of the Affiliated Companies with any Governmental Entity;

(v)    any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi)    any collective bargaining agreement with any labor union;

(vii)    any lease or similar arrangement for the use by the Affiliated Companies of personal property;

(viii)    any Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(ix)    any Contract with the Affiliated Companies to which any Insider of the Affiliated Companies is a party.

(b)    Each Material Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of Infosmart, is valid and binding upon and enforceable against each of the parties thereto.

(c)    Except as set forth in Schedule 2(a)(xxi), neither the Affiliated Companies nor, to the knowledge of Infosmart, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract, which breach, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect on the Affiliated Companies, and no party to any Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Affiliated Companies. Each Material Contract to which the Affiliated Companies is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Affiliated Companies.

(xxii)    Insurance. Schedule 2(a)(xxii) sets forth the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of the Affiliated Companies.

(xxiii)    Governmental Actions/Filings; Approvals. Except as set forth in Schedule 2(a)(xxiii), the Affiliated Companies hold, and/or have made, all Governmental Actions/Filings and Approvals reasonably necessary for the conduct by the Affiliated Companies of their business (as presently conducted and to be conducted following the Closing and the closing of the Exchange Agreement), except with respect to any Governmental Actions/Filings and Approvals the failure of which to hold or make would not reasonably be likely to have a Material Adverse Effect on the Affiliated Companies.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

(xxiv)    Interested Party Transactions. Except as set forth in the Schedule 2(a)(xxiv) hereto or as reflected in the financial statements included in the Memorandum, no employee, officer, director or stockholder of the Affiliated Companies or a member of his or her immediate family is indebted to the Affiliated Companies, nor are the Affiliated Companies indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Affiliated Companies, and (c) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2(a)(xxiv), to the knowledge of Infosmart, none of such individuals has any direct or indirect ownership interest in any Person with whom the Affiliated Companies is affiliated or with whom the Affiliated Companies has a contractual relationship, or any Person that competes with the Affiliated Companies, except that each employee, officer, director or stockholder of the Affiliated Companies and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Affiliated Companies. Except as set forth in Schedule 2(a)(xxiv), to the knowledge of Infosmart, no employee, officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Affiliated Companies (other than such contracts as relate to any such individual ownership of interests in or securities of the Affiliated Companies).

(xxv) Management. Except as set forth in Schedule 2(a)(xxv) hereto, during the past five year period, to the knowledge of Infosmart, no current or former officer or director or stockholder of the Affiliated Companies has been the subject of:

(a)    a petition under bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)    a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(c)    any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(i)    Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)    Engaging in any type of business practice; or

(iii)    Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(d)    any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than 60 days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(e)    a finding by a court of competent jurisdiction in a civil action or by the U.S. Securities and Exchange Commission (“SEC”) or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(f)    a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

(xxvi)    Representations and Warranties Complete. The representations and warranties of Infosmart included in this Agreement and any Schedule provided pursuant to this Agreement, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Any disclosure on one schedule will be deemed notice of and disclosure in respect of any other representation and warranty.

(xxvii)    Escrow Agreement. The Escrow Agreement (the “Escrow Agreement”) among Infosmart, Cyber Merchants, Keating and Steele Street State Bank (the “Escrow Agent”) has been duly and validly executed and delivered by or on behalf of Infosmart and constitutes a legal, valid, and binding obligation of Infosmart enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights generally and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(xxviii)    Injunction. None of the Affiliated Companies is or has been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily, or permanently enjoining such person for failure to comply with Rule 503 under Regulation D.

(b)    Cyber Merchants represents, warrants, and agrees that upon the consummation of the Transactions, the following are true, correct and complete at and as of the date of Closing. The parties acknowledge that Cyber Merchants assumes no responsibility for the representations, warranties and agreements in this Section 2(b) until completion of the Exchange:

(i)    All reports and statements required to be filed by Cyber Merchants with the SEC under the Exchange Act and the rules and regulations thereunder, including all reports and statements with respect to the Transactions contemplated hereunder, have been made or will be made at or prior to the Closing. Such filings, together with all documents incorporated by reference therein, are referred to as “Exchange Act Documents.” Each Exchange Act Document, as amended, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations thereunder, and no Exchange Act Document, as amended, at the time each such document was filed, included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)    The financial statements, together with the related notes, of Cyber Merchants contained in the Exchange Act Documents filed for the 36 months prior to the date of this Agreement, and the financial statements that will be included in Cyber Merchants’ Annual Report on Form 10-KSB for the year ended May 31, 2006, fairly present in all material respects, on the basis stated therein and on the date thereof, the financial position of Cyber Merchants at the respective dates therein specified and its results of operations and cash flows for the periods then ended. To the knowledge of Cyber Merchants such statements and related notes have been prepared in accordance with U.S. GAAP applied on a consistent basis except as expressly noted therein (provided that the unaudited financial statements lack footnotes and other presentation items).

(iii)    Except for the Transactions or the transactions contemplated by this Agreement, or as disclosed in the Exchange Act Documents or on Schedule 2(b)(iii), since December 31, 2005, Cyber Merchants has not incurred any material liabilities or obligations, direct or contingent, except in the ordinary course of business, and there has not been any material adverse change, or to the actual knowledge of Cyber Merchants, any development involving a prospective material adverse change, in the condition (financial or otherwise), business, or results of operations of Cyber Merchants or any change in the capital or material increase in the long-term debt of Cyber Merchants, nor has Cyber Merchants declared, paid, or made any dividend or distribution of any kind on its capital stock.

(iv)    All action required to be taken by Cyber Merchants for the authorization of this Agreement, the Exchange Agreement and Related Agreements, the performance of all obligations of Cyber Merchants and Infosmart hereunder and thereunder at the Closing, and as a condition to the due and proper authorization, issuance, sale, and delivery of the Shares and Warrants to subscribers therefor in accordance with the terms of this Agreement has been, or prior to the Closing Date (as defined in Section 4(d) below), will have been taken and upon the payment of the consideration for the Shares and Warrants shall be fully paid.

(v)    Cyber Merchants is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite right, power, and authority to own or lease its properties, to conduct its business as described in the Exchange Act Documents, and to execute, deliver, and perform this Agreement, the Exchange Agreement, the Subscription Agreements and the Registration Rights Agreement, to issue and sell the Shares and Warrants and to carry out the provisions of this Agreement, and the Related Agreements and to carry on its business as presently conducted. Cyber Merchants is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which its ownership or leasing of properties, or the conduct of its business requires or may require such qualification except where the failure to be so qualified would not have a Material Adverse Effect on Cyber Merchants. Cyber Merchants has complied in all material respects with all material laws, rules, regulations, applicable to Cyber Merchants’ business, operations, properties, assets, products, and services, and Cyber Merchants is in possession of and operating in compliance with all material permits, licenses, and other authorization, required to conduct its business as currently conducted.

(vi)    The authorized capital stock of Cyber Merchants consists of: (i) 40,000,000 shares of common stock, no par value per share (“Common Stock”), and (ii) 10,000,000 shares of preferred stock, no par value per share (“Preferred Stock”). Prior to the closing of the Transactions under the Exchange Agreement, 1,200,000 shares of Preferred Stock will be designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 1,800,000 shares of Preferred Stock will be designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”). Following the closing of the Transactions, and immediately prior to the Closing of the Offering, Cyber Merchants will have: (i) 12,619,040 shares of Common Stock issued and outstanding, and (ii) 1,000,000 shares of Series A Preferred Stock issued and outstanding, which will be convertible into 116,721,360 shares of Common Stock, based on a conversion rate of 116.721360 shares of Common Stock for each share of Series A Preferred Stock. Except as contemplated by this Agreement and the Exchange Agreement, or as described in the Exchange Act Documents or on Schedule 2(b)(vi), immediately prior to the Closing (a) there is no commitment by Cyber Merchants to issue any shares of capital stock, subscriptions, warrants, options, convertible securities, or other similar rights to purchase or receive Cyber Merchants securities or to distribute to the holders of any of its equity securities any evidence of indebtedness, cash, or other assets, (b) Cyber Merchants is under no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its equity or debt securities or any interest therein, and (c) to Cyber Merchants’ knowledge, there are no voting trusts or similar agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights, or proxies relating to any securities of Cyber Merchants. Except for those persons issued securities pursuant to the Exchange Agreement or as set forth in the Exchange Act Documents or filings with the Commission made by third parties pursuant to Schedule 13D or 13G or Form 3 or 4, and to the knowledge of Cyber Merchants, no person holds of record or beneficially, 5% or more of the outstanding shares of the capital stock of Cyber Merchants. All outstanding securities of Cyber Merchants were issued in compliance with applicable Federal and state securities laws.

(vii)    Except as disclosed in the Exchange Act Documents or as described on Schedule 2(b)(vii), there is no pending or, to the knowledge of Cyber Merchants, threatened (a) action, suit, claim, proceeding, or investigation against Cyber Merchants, at law or in equity, or before or by any Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign Governmental Entity, (b) arbitration proceeding against Cyber Merchants, (c) governmental inquiry against Cyber Merchants, or (d) any action or suit by or on behalf of Cyber Merchants pending or threatened against others.

(viii)    Cyber Merchants is not in violation of its articles of incorporation or bylaws, or in default, or with the giving of notice or lapse of time or both, would be in default, in the performance of any material obligation, agreement, or condition contained in any lease, license, material contract, indenture, or loan agreement or in any bond, debenture, note, or any other evidence of indebtedness, except for such defaults as would not have a Material Adverse Effect on Cyber Merchants. The execution, delivery, and performance of this Agreement, the Related Agreements, and the Escrow Agreement, the incurrence of the obligations herein, the issuance, sale, and delivery of the Shares and Warrants, and the consummation of the transactions contemplated herein, have been duly authorized by all requisite corporate action on the part of Cyber Merchants and (a) do not and will not conflict with Cyber Merchants’ articles of incorporation or bylaws, (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property assets of Cyber Merchants pursuant to, any material loan agreement, mortgage, deed of trust, indenture, or other instrument or agreement to which Cyber Merchants is a party or by which Cyber Merchants or its properties are bound, except such consents as have been obtained as of the date hereof or to the extent that the same have been, or prior to the Closing Date will be, waived or cured, and as may be required by the Over-the-Counter Bulletin Board (“OTC BB”), which Cyber Merchants undertakes to obtain as promptly as practicable, or (c) do not and will not result in the violation of any law, statute, order, rule, administrative regulation, or decree of any court, or governmental agency or body having jurisdiction over Cyber Merchants or its properties. Upon execution and delivery the Exchange Agreement will be in full force and effect.

(ix)    Except as disclosed in the Exchange Act Documents or as described on Schedule 2(b)(ix), and other than pursuant to the Exchange Agreement and the documents related thereto, there are no pre-emptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, shares of Common Stock pursuant to Cyber Merchants’ articles of incorporation, bylaws, or any agreement or other instrument to which Cyber Merchants is a party. Except as disclosed on Schedule 2(b)(ix), the issuance of the Shares and Warrants is not subject to any preemptive right of any stockholder of Cyber Merchants or to any right of first refusal or other right in favor of any person.

(x)    The obligations of Cyber Merchants under this Agreement has been duly and validly assumed by Cyber Merchants and this Agreement constitutes a legal, valid, and binding obligation of Cyber Merchants enforceable in accordance with its terms, except to the extent that its enforceability is limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and except as enforceability of the indemnity and contribution provisions contained in Section 7 hereof may be limited by applicable law or principles of public policy.

(xi)    The Escrow Agreement has been duly and validly executed and delivered by or on behalf of Cyber Merchants and constitutes a legal, valid, and binding obligation of Cyber Merchants enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights generally and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(xii)    No consent, approval, authorization, or order of any court or governmental authority or agency is required for the consummation by Cyber Merchants of the transactions contemplated by this Agreement, except such as may be required by the NASD, the Securities Act, or the rules and regulations thereunder or state securities or Blue Sky laws.

(xiii)    Except as disclosed on Schedule 2(b)(xiii), Cyber Merchants has filed, or caused to be filed, on a timely basis, all tax returns (including payroll, unemployment, and other taxes related to its employees and independent contractors) required to be filed with any

Governmental Entity and has paid or caused to be paid all taxes, levies, assessments, tariffs, duties or other fees imposed, assessed, or collected by any Governmental Entity that may have become due and payable pursuant to those tax returns or otherwise except taxes being disputed by Cyber Merchants in good faith. Except as disclosed on Schedule 2(b)(xiii), no deficiency assessment with respect to or proposed adjustment of any of Cyber Merchants’ Federal, state, municipal, or local tax returns has occurred or is threatened. There has been no tax lien imposed by any Governmental Entity outstanding against Cyber Merchants’ assets or properties, except the lien for current taxes not yet due. The charges, accruals, and reserves on the books of Cyber Merchants with respect to taxes for all fiscal periods are adequate, in the opinion of Cyber Merchants, and Cyber Merchants does not know of any actual or proposed tax assessment for any fiscal period or of any basis therefor against which adequate reserves have not been set up. Except as disclosed on Schedule 2(b)(xiii), Cyber Merchants has not been advised that any Federal income tax return of Cyber Merchants has been, or will be, examined or audited by the Internal Revenue Service.

(xiv)    The Cyber Merchants Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed for quotation with the symbol “CMXG” on the OTC BB.

(xv)    Cyber Merchants has not during the past twelve months offered or sold any security by or for Cyber Merchants that is of the same or a similar class as the Shares and Warrants, other than offers of securities made solely to accredited investors or otherwise under an employee benefit plan as defined in Rule 405 under the Securities Act, securities issued in connection with the Transactions or other acquisitions, or other securities that will not invalidate the exemption from registration relied on to offer and sell the Shares and Warrants.

(xvi)    Neither Cyber Merchants nor any of its affiliates is or has been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily, or permanently enjoining such person for failure to comply with Rule 503 under Regulation D.

(xvii)    The execution, delivery, and performance by Cyber Merchants of this Agreement and the Related Agreements, and the offer and sale of the Shares and Warrants require no consent of, action by or in respect of, or filing with, any person or Governmental Entity other than those consents that have been obtained and filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws, which Cyber Merchants undertakes to file within the applicable time period.

(xviii)    All disclosure provided to you regarding Cyber Merchants, its business and the transactions contemplated hereby, furnished by or on behalf of Cyber Merchants (including the disclosures, representations and warranties made by each of the parities to the Exchange Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(xix)    Other than pursuant to this Agreement, there are no brokers, representatives or other persons which have an interest in commissions or other compensation payable by Cyber Merchants in connection with the transactions contemplated hereunder.

3.    Representations and Warranties of the Placement Agents.

(a)    Keating represents and warrants to, and agrees with, Infosmart and Cyber Merchants that:

(i)    Keating has been duly organized and validly existing and in good standing as a limited liability company under the laws of the State of Delaware with power and authority (corporate and other) to perform its obligations under this Agreement and the Escrow Agreement; Keating is a broker-dealer registered and in good standing under the Exchange Act and under the securities or Blue Sky laws of each state in which the Shares and Warrants are being offered or sold by Keating, and Keating is a member in good standing of the NASD; Keating is in possession of and operating in compliance with all authorizations, licenses, permits, consents, certificates, and orders required for the performance of its duties under this Agreement and the Escrow Agreement, and Keating’s performance of its duties hereunder and thereunder will be in compliance with all applicable laws, including state securities and Blue Sky laws.

(ii)    There are no legal or governmental proceedings pending to which Keating is a party or of which any of its properties is the subject or, to Keating’s knowledge, threatened, which, if determined adversely to Keating, would individually or in the aggregate materially and adversely affect its ability to perform its obligations under this Agreement or the Escrow Agreement.

(iii)    No consent, approval, authorization or order of any court or governmental authority or agency is required for the performance by Keating of its obligations under this Agreement, except such as may be required by the NASD or under Regulation D or state securities or Blue Sky laws.

(iv)    This Agreement has been duly and validly executed and delivered by or on behalf of Keating and constitutes a legal, valid, and binding obligation of Keating enforceable in accordance with its terms, except to the extent that its enforceability is limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and except as enforceability of the indemnity and contribution provisions contained in Section 7 hereof may be limited by applicable law or principles of public policy.

(v)    The Escrow Agreement among Infosmart, Keating, Cyber Merchants and the Escrow Agent has been duly and validly executed and delivered by or on behalf of Keating and constitutes a legal, valid, and binding obligation of Keating enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)    Axiom represents and warrants to, and agrees with, Infosmart and Cyber Merchants that:

(i)    Axiom has been duly organized and validly existing and in good standing as a limited liability company under the laws of the State of Delaware with power and authority (corporate and other) to perform its obligations under this Agreement; Axiom is a broker-dealer registered and in good standing under the Exchange Act and under the securities or Blue Sky laws of each state in which the Shares and Warrants are being offered or sold by Axiom, and Axiom is a member in good standing of the NASD; Axiom is in possession of and operating in compliance with all authorizations, licenses, permits, consents, certificates, and orders required for the performance of its duties under this Agreement, and Axiom’s performance of its duties hereunder and thereunder will be in compliance with all applicable laws, including state securities and Blue Sky laws.

(ii)    There are no legal or governmental proceedings pending to which Axiom is a party or of which any of its properties is the subject or, to Axiom’s knowledge, threatened, which, if determined adversely to Axiom, would individually or in the aggregate materially and adversely affect its ability to perform its obligations under this Agreement.

(iii)    No consent, approval, authorization or order of any court or governmental authority or agency is required for the performance by Axiom of its obligations under this Agreement, except such as may be required by the NASD or under Regulation D or state securities or Blue Sky laws.

(iv)    This Agreement has been duly and validly executed and delivered by or on behalf of Axiom and constitutes a legal, valid, and binding obligation of Axiom enforceable in accordance with its terms, except to the extent that its enforceability is limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and except as enforceability of the indemnity and contribution provisions contained in Section 7 hereof may be limited by applicable law or principles of public policy.

4.    Offering and Sale of the Shares and Warrants.

(a)    On the basis of the representations, warranties, and covenants herein contained, but subject to the terms and upon the conditions herein set forth, the Placement Agents are hereby appointed the placement agents of Infosmart and Cyber Merchants on an exclusive basis during the term herein specified (the “Offering Period”) for the purpose of finding subscribers for the Shares and Warrants on a best-efforts basis for the account of Cyber Merchants (conditioned upon closing of the Exchange Agreement) at $7.00 per Share (“Offering Price”) through a private offering (the “Offering”) to an unlimited number of “accredited investors” (as such term is defined in Rule 501 of Regulation D) (“Accredited Investors”) pursuant to and in accordance with the Securities Act. The minimum subscription amount will be $25,000 unless Infosmart agrees to accept a lesser amount. Subject to the performance by Infosmart and Cyber Merchants of all its obligations to be performed hereunder, and to the completeness and accuracy of all the representations and warranties contained herein, the Placement Agents hereby accept such agency and agree on the terms and conditions herein set forth to use their best efforts during the Offering Period to find subscribers for the Shares and Warrants at the Offering Price. The Placement Agents’ agencies hereunder, which are terminable as provided in Section 11 hereof, shall terminate at 11:59 p.m., New York time, on September 30, 2006; provided that such termination date (the “Termination Date”) may be extended by mutual written agreement of the parties until November 30, 2006.

(b)    Each Investor desiring to purchase Shares and Warrants will be required to: (i) complete, execute, and deliver to the Placement Agents an executed copy of a Subscription Agreement in the form attached as Exhibit A hereto together with an Investor Questionnaire, and (ii) deliver to the Escrow Agent payment for such purchase in the form of a wire transfer of immediately available funds in the amount that the Investor desires to purchase in accordance with the wire transfer instructions set forth in the Subscription Agreement. Any payment received that does not conform to this requirement will be returned to an Investor by the end of the next business day following receipt. In the event funds are received by Keating or Axiom, such party shall hold all such Subscription Agreements for safekeeping and immediately forward all such funds to the Escrow Agent. The Escrow Agent, upon receipt of such funds, will hold the funds in an escrow account pursuant to the Escrow Agreement. The Placement Agents shall promptly forward each executed Subscription Agreement received to Infosmart for acceptance or rejection, together with a schedule setting forth the name and address of each subscriber and the amount received from each subscriber.

(c)    In the event that acceptable subscriptions for $7,000,000 in aggregate principal amount of the Shares (the “Minimum Amount”) shall not have been received and accepted by the Placement Agents by the Termination Date, all funds received from subscribers (if any) shall be returned in full, and the Placement Agents’ agencies and this Agreement shall terminate without obligation on their part or on the part of Infosmart or Cyber Merchants.

(d)    If, by the Termination Date or such earlier time as may be agreed upon by the Placement Agents and Infosmart, the Placement Agents have received subscriptions for the Minimum Amount and such subscriptions have been accepted by Infosmart (in its sole discretion) and the other conditions to Closing of the Offering have been satisfied, the Placement Agents shall promptly notify Infosmart in writing of the aggregate amount of Shares and Warrants for which the Placement Agents have received subscriptions (the “Notice Date”). Payment of the purchase price for the Shares and Warrants, and delivery, with respect to each subscriber for the Shares and Warrants, of a copy of a Subscription Agreement signed by such subscriber (the “Closing”), shall then be made at such place and time as shall be agreed upon between the Placement Agents and Infosmart, no later than the fifth full business day after the Notice Date (the “Closing Date”).

(e)    As compensation for the Placement Agents’ services, Infosmart will pay the Placement Agents a cash fee (“Fee”) with respect to all subscriptions as to which the payments and deliveries provided for in this Section 4 are made at the Closing Date equal to 8% of the gross proceeds from the Offering. Such cash Fees shall be paid to the Placement Agents, in immediately available funds, pursuant to a mutually agreeable disbursement schedule provided to Infosmart by the Placement Agents prior to the Closing Date.

(f)    In addition, Infosmart agrees to pay the Placement Agents a non-accountable expense allowance (“Allowance”) equal to 2% of the gross proceeds from the Offering. Infosmart will pay Keating a $10,000 non-refundable advance against the Allowance at the time the Offering is commenced. Such Allowance (less any advance previously paid) shall be paid to Keating, as the Lead Placement Agent, on the Closing Date by bank wire transfer payable in immediately available funds, and shall be allocated among the Placement Agents as they may separately agree.

(g)    Infosmart will pay all costs and expenses related to the Offering and/or the performance of Infosmart’s obligations under this Agreement, including preparation and distribution of the Memorandum and related documentation, accounting fees, legal fees, experts’ fees, consultants’ fees, escrow fees, filing fees with the SEC and applicable states, any costs and expenses to qualify the Shares and Warrants for sale in any state, any all costs and expenses for investor or road show presentations, any and all costs and expenses incurred by the Placement Agents in connection with the preparation of closing books and post-Closing expenses. Except for the specific expenses of Placement Agents set forth above, Infosmart shall not be responsible for any expenses of the Placement Agents or any Additional Agents (as hereinafter defined) incurred in connection with the Offering, including, but without limitation, attorneys’ fee, operating expenses, travel expenses and other incidental expenses incurred by the Placement Agents or any Additional Agents.

(h)    Neither Keating, Axiom, Infosmart, Cyber Merchants nor any Additional Agent (as hereinafter defined) shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of the Shares and Warrants; provided, however, that normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling the Shares and Warrants shall not be prohibited hereby.

(i)    As additional compensation, Infosmart will issue to the Placement Agents or their designees on the Closing Date a Common Stock purchase warrant (the “Agent Warrants”) in substantially the form attached hereto as Exhibit C granting such party the right to purchase from Infosmart for a period commencing after the Closing Date and ending five years after the Closing Date, a number of shares of Common Stock equal to 10% of the number of Conversion Shares underlying the Shares purchased at the Closing. Such Agent Warrants shall be issued by Infosmart to the Placement Agents in accordance with Keating’s instructions, as Lead Placement Agent, which shall be in accordance with the Placement Agents’ separate agreement, for an issue price of $0.0001 per warrant. The Agent Warrants shall be exercisable at an exercise price equaling 125% of the conversion price of the Shares. Such Agent Warrants shall not be redeemable by Infosmart and may be exercised on a cashless or net-issuance basis. Infosmart hereby grants the same registration rights to the Placement Agents or their designees with respect to the shares of Common Stock underlying the Agent Warrants as are granted to Investors with respect to the Warrants as set forth in this Agreement.

(j)    In connection with the Offering, the Placement Agents will, to the extent within their control, conduct the Offering in accordance with the applicable provisions of the Securities Act and Regulation D so as to preserve for Infosmart the exemption provided by Rule 506 of Regulation D. The Placement Agents agree not to offer or sell the Shares and Warrants by means of (i) any means of general solicitation, including any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (ii) any seminar or meeting, whose attendees have been invited by any general solicitation or general advertising. Prior to the sale of any of the Shares and Warrants, the Placement Agents will have reasonable grounds to believe, and in fact believe, that each subscriber for the Shares and Warrants is an Accredited Investor. The Placement Agents agree not to disclose any material nonpublic information regarding Infosmart to any subscriber except as such disclosure may be permitted pursuant to Regulation FD, is included in the Memorandum or other written information provided to the Placement Agents by Infosmart, or is otherwise is agreed to in advance by Infosmart.

(k)    In connection with the performance of its obligations under this Agreement, the Lead Placement Agent may engage, for the account of Infosmart, the services of one or more broker-dealers (“Additional Agents”) who are members of NASD and who are acceptable to Infosmart, and, as compensation for their services, shall pay to such Additional Agents an amount to be negotiated between the Lead Placement Agent and such Additional Agents. Such amount will be paid to the Additional Agents by the Lead Placement Agent only out of the cash fees received by you in respect of sales of the Shares and Warrants as described in paragraph (e) of this Section 4, and Infosmart shall have no obligation to any Additional Agents respecting any such payment. The arrangements, if any, between Infosmart, you, and any Additional Agent shall be set forth in an Additional Agent Agreement (“Additional Agent Agreement”), which shall provide, among other things, that such Additional Agent shall be deemed to have agreed to the matters set forth herein as if the Additional Agent were a signatory hereof. Nothing contained in this Agreement or in the Additional Agent Agreement shall be deemed to constitute the Additional Agents, if any, as agents of the Lead Placement Agent, and the Lead Placement Agent shall not be liable to Infosmart in respect of the performance by the Additional Agents, if any, of any representations, warranties or covenants of such Additional Agents contained herein or in the Additional Agent Agreement.

5.    Covenants and Agreements of Infosmart and Cyber Merchants. Infosmart and Cyber Merchants severally and not jointly covenant and agree with the Placement Agents that:

(a)    Except as contemplated or described in this Agreement, the Exchange Agreement or in a public disclosure made prior to the date hereof, neither Infosmart nor Cyber Merchants will, prior to the Closing Date, incur any material liability or obligation, direct or contingent, or enter into any material transaction, in each case, other than in the ordinary course of business. Infosmart nor Cyber Merchants will, prior to the Closing Date, declare or pay any dividend on its shares of common or preferred stock or any distribution on its common or preferred stock payable to stockholders of record on a date prior to the Closing Date.

(b)    Infosmart will cooperate with the Placement Agents to enable the Shares and Warrants to be qualified for sale under the securities laws of such jurisdictions as the Placement Agents may designate, subject to approval by Infosmart, and at the Placement Agents’ request will make such applications and furnish such information as may be required of it for that purpose; provided, however, that the Placement Agents and Infosmart shall first determine whether an exemption from registration other than the Uniform Limited Offering Exemption (ULOE) or a similar exemption is available in each such jurisdiction and Infosmart shall not be required to qualify to do business or to file a general consent to service of process in any such jurisdiction or to subject itself to taxation. Infosmart will, from time to time, prepare and file all applications, forms and documents required in each jurisdiction where the Shares and Warrants are to be qualified or registered or qualified or offered in an exempt transaction under the state securities laws, and Infosmart will continue such qualifications in effect for so long a period as the Placement Agents may reasonably request for the distribution of the Shares and Warrants.

Infosmart shall provide the Placement Agents with copies of all applications, forms and documents filed in each jurisdiction.

(c)    Infosmart will make available to the Placement Agents and each purchaser of the Shares and Warrants at a reasonable time prior to the Closing Date the opportunity to ask questions and receive answers concerning the terms and conditions of the Offering and to obtain any additional information that Infosmart possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information in the Memorandum, the Exchange Act Documents or otherwise furnished by Infosmart to the Placement Agents or any purchaser of the Shares and Warrants; provided, however, that Infosmart shall not be required to disclose any material nonpublic information to any purchaser of the Shares and Warrants.

(d)    Infosmart or its counsel will prepare and file a Form D (and any and all amendments or supplements thereto) with the SEC in timely manner and deliver copies thereof to the Placement Agents, together with copies of all forms (including without limitation, Form Ds) and other documents and/or materials filed either before or after the Closing, and comply with Regulation D and all applicable state Blue Sky laws and make any fillings required by the SEC and state securities authorities in a timely manner.

(e)    Infosmart will not offer or sell any securities of Infosmart that are of the same or a similar class as the Shares and Warrants for a period of six months after the Closing Date, other than those offers or sales of securities under an employee benefit plan as defined in Rule 405 under the Securities Act, in connection with options, warrants, or convertible securities outstanding as of the Closing Date, or in connection with an acquisition of assets or another business by Infosmart, if such offering will be integrated with the Offering of the Shares and Warrants pursuant to this Agreement for purposes of the exemptions under Regulation D, so as to invalidate the exemption from registration relied on to offer and sell the Shares and Warrants.

(f)    For a period of at least 24 months following the Closing Date, Infosmart will maintain the registration of Cyber Merchants’ common stock under Section 12 of the Exchange Act so long as the Exchange Act requires it to be so registered, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act unless required to do so by the Exchange Act.

(g)    Infosmart shall prepare and file with the OTC BB an additional shares listing application covering the shares of common stock issuable upon conversion of the Shares and exercise of the Warrants and Agent Warrants and take all steps necessary to cause such shares to be approved for listing as soon as practicable thereafter.

(h)    For a period of at least 24 months following the Closing Date, Infosmart will use its best efforts (i) to timely file all reports required to be filed by Cyber Merchants under the Securities Act and the Exchange Act (including the reports pursuant to Section 13(a) or 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and the rules and regulations adopted by the Commission thereunder), (ii) if Cyber Merchants is not required to file reports pursuant to such sections, Infosmart will prepare and furnish to the purchasers of the Shares and Warrants and make publicly available in accordance with Rule 144(c) such information as is required for the purchasers to sell the shares underlying the Shares and Warrants under Rule 144, and (iii) to take such further action as any holder of the Shares and Warrants may reasonably request, all to the extent required from time to time to enable the purchasers to sell shares underlying the Shares and Warrants without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including causing its attorneys to issue and deliver any appropriate legal opinion required to permit a purchaser to sell shares underlying the Shares and Warrants under Rule 144 upon receipt of appropriate documentation relating to such sale.

(i)    Infosmart and Cyber Merchants shall use commercially reasonable efforts to consummate the Transactions.

6.    Memorandum. Infosmart warrants and represents to the Placement Agents that the Memorandum, and any amendments or supplements thereto, as of the date hereof, and at all subsequent times through the Closing, together with all other information concerning Infosmart provided to the Placement Agents in connection with the Offering, shall in all material respects conform to all applicable provisions of the Securities Act, the rules and regulations under the Securities Act and state securities laws, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading

7.    Indemnification and Contribution.

(a)    Infosmart agrees to indemnify and hold harmless Keating, Axiom, each Additional Agent, and each person, if any, who controls Keating, Axiom or such Additional Agent within the meaning of the Securities Act (the “Indemnified Parties”), along with the agents and advisors of such Indemnified Parties, against any losses, claims, damages, liabilities, or expenses (including, unless Infosmart elects to assume the defense as hereinafter provided, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several, which arise out of Infosmart’s breach of a representation or warranty or covenant or agreement contained in this Agreement (it being understood that in the event the Transactions are not completed, Infosmart shall not provide any indemnity or contribution with respect to breaches by Cyber Merchants); provided that in no case is Infosmart to be liable with respect to any claims made against Keating, Axiom, such Additional Agent, or any such controlling person unless Keating, Axiom, such Additional Agent, or such controlling person shall have notified Infosmart in writing promptly after the summons or other first legal process giving information of the nature of the claim shall have been served upon it, but failure to notify Infosmart of any such claim shall not relieve it from any liability that it may have to such party otherwise than on account of the indemnity agreement contained in this paragraph. Infosmart will be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if Infosmart elects to assume the defense, such defense shall be conducted by counsel chosen by it and reasonably acceptable to the indemnified parties. In the event Infosmart elects to assume the defense of any such suit and retain such counsel, Keating, Axiom, such Additional Agent, or such controlling person or persons, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) Infosmart shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include Keating, Axiom, such Additional Agent, or such controlling person or persons, and Infosmart and Keating, Axiom, such Additional Agent, or such controlling person or persons have been advised by counsel that one or more material legal defenses may be available to Keating, Axiom, such Additional Agent, or them that may not be available to Infosmart in which case Infosmart shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the reasonable fees and expenses of such counsel. In no event shall Infosmart be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. Infosmart shall not be required to indemnify any person for any settlement of any such claim effected without Infosmart’s consent, which shall not be unreasonably withheld. Infosmart shall not, without an indemnified party’s consent, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. This indemnification obligation will be in addition to any primary liability that Infosmart might otherwise have.

(b)    Keating, Axiom and each Additional Agent agrees to indemnify and hold harmless Infosmart, each of Infosmart’s officers, directors, and each other person, if any, who controls Infosmart within the meaning of the Securities Act, against any losses, claims, damages, liabilities, or expenses (including, unless Keating, Axiom or such Additional Agent elects to assume the defense, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several, which (i) arise out of any untrue statement of a material fact with respect to Infosmart made by Keating, Axiom or such Additional Agent to any purchaser of Shares and Warrants not contained in an Exchange Act Document, the Memorandum or other written material provided to Keating, Axiom or such Additional Agent by Infosmart, (ii) arise out of any acts or omissions by Keating, Axiom, any Additional Agent, or any purchaser of the Shares or Warrants that cause the offering to involve a public offering under the Securities Act or such party’s failure to be properly licensed to sell the Shares or Warrants, or (iii) arise out of such party’s breach of a representation or warranty or covenant or agreement contained in this Agreement; provided, however, that in no case are Keating, Axiom or any Additional Agent to be liable with respect to any claims made against Infosmart or any such person against whom the action is brought unless Infosmart or such person shall have notified Keating, Axiom or such Additional Agent, as the case may be, in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Infosmart or such person, but failure to provide such notification shall not relieve Keating, Axiom or such Additional Agent from any liability that Keating, Axiom or such Additional Agent may have to Infosmart or such person otherwise than on account of the indemnity agreement contained in this paragraph. Keating, Axiom or such Additional Agent shall be entitled to participate at its expense in the defense, or if Keating, Axiom or such Additional Agent so elect, to assume the defense of any suit brought to enforce any such liability, but, if Keating, Axiom or such Additional Agent elect to assume the defense, counsel chosen by Keating, Axiom or such Additional Agent and reasonably acceptable to Infosmart shall conduct such defense. In the event that Keating, Axiom or such Additional Agent elect to assume the defense of any such suit and retain such counsel, Infosmart, said officers and directors and any person or persons, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the indemnifying parties shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include Keating, Axiom, such Additional Agent, or such controlling person or persons, and Infosmart and Keating, Axiom, such Additional Agent, or such controlling person or persons have been advised by counsel that one or more material legal defenses may be available to Infosmart that may not be available to Keating, Axiom or them in which case the indemnifying party parties not be entitled to assume the defense of such suit notwithstanding their obligation to bear the reasonable fees and expenses of such counsel. Keating, Axiom or such Additional Agent shall not be liable to indemnify any person for any settlement of any such claim effected without its consent which consent shall not be unreasonably withheld. Keating, Axiom or an Additional Agent shall not, without the consent of Infosmart, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. This indemnification obligation will be in addition to any primary liability that Keating, Axiom or any Additional Agent might otherwise have.

(c)    If the indemnification provided for in this Section 7 is unavailable, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect not only the relative benefits received by Infosmart on one hand and Keating, Axiom and the Additional Agents, if any, on the other from the Offering, but also the relative fault of Infosmart on the one hand and Keating, Axiom and the Additional Agents, if any, on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by Infosmart on the one hand and Keating, Axiom and the Additional Agents, if any, on the other, shall be deemed to be in the same proportion as the total gross proceeds from the Offering (before deducting expenses) received by Infosmart, bear to the total cash fees received by Keating, Axiom and the Additional Agents, if any, pursuant to Section 4(e) and the value of the Agent Warrant issued to Keating, Axiom and the Additional Agents, if any, pursuant to Section 4(i). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Infosmart, Keating, Axiom, or an Additional Agent, the party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and whether a party breached a representation or warranty or covenant or agreement contained in this Agreement. Infosmart and Keating, Axiom and the Additional Agents agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8.    Survival of Indemnities, Representations, Warranties, etc. The respective representations and warranties of Keating, Axiom and Infosmart as set forth in this Agreement or made by them respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of Keating, Axiom, Infosmart, or any of the officers or directors of Infosmart or any controlling person, and shall survive delivery of and payment for the Shares and Warrants for a period ending on the date two years subsequent to the Closing Date.

9.    Conditions of Keating’s Obligations. The Placement Agents’ obligations hereunder are subject to: (i) the accuracy in all material respects at and (except as otherwise stated herein) as of the date hereof, of the representations and warranties made by Infosmart in Sections 2(a) and 6; (ii) the accuracy in all material respects at and (except as otherwise stated herein) as of the Closing Date, of the representations and warranties made by Infosmart and Cyber Merchants in Sections 2(a), 2(b) and 6; (iii) the compliance in all material respects at and as of the Closing Date by Infosmart and Cyber Merchants with its covenants and agreements herein contained and other provisions hereof to be satisfied at or prior to the Closing Date; and (iv) the following additional conditions:

(a)    The Transactions shall have been consummated.

(b)    The Placement Agents shall have received a certificate, dated the Closing Date, on behalf of Cyber Merchants by the Chief Executive Officer or the President and the Chief Financial or Accounting Officer of Cyber Merchants to the effect that:

(i)    The representations and warranties in Sections 2(a), 2(b) and 6 are true and correct in all material respects at and as of the Closing Date, and Infosmart and Cyber Merchants has complied with all the agreements and satisfied in all material respects all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii)    The Transactions have been consummated;

(iii)    The representations and warranties of Cyber Merchants contained in each subscription agreement entered into with an Investor are true and correct in all material respects as of the date of such certificate, except to the extent any such representation or warranty was expressly made as of any other date, in which case such representation and warranty was true and correct in all material respects as of such other date;

(iv)    Between the date of this Agreement and the Closing Date, no litigation has been instituted or, to the knowledge of Cyber Merchants, threatened against Infosmart or Cyber Merchants; and

(v)    Between the date of this Agreement and the Closing Date, there has not been any material adverse change in the financial condition, business, or results of operations of Infosmart or Cyber Merchants.

(c)    The Certificate of Determination for the Series B Preferred Stock shall have been filed with the Secretary of State of the State of California and be effective.

(d)    Cyber Merchants shall have entered into the Registration Rights Agreement with the Investors.

(e)    Cyber Merchants shall have accepted subscriptions in such amount as mutually determined by Cyber Merchants and Keating, but not less than the Minimum Amount.

(f)    The conditions set forth in subscription agreement between Cyber Merchants and each Investor shall have been satisfied.

(g)    The Placement Agents shall have received an opinion of Cyber Merchants’ U.S. counsel, as to matters reasonably requested by Keating.

(h)    Cyber Merchants shall have filed the Proxy/Information Statement contemplated by the Exchange Agreement with the SEC.

(i)    Cyber Merchants shall have delivered a Voting Agreement executed by each of KI Equity and the Shareholders, substantially in the form attached to the Exchange Agreement.

(j)    Cyber Merchants shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated by the Offering, other than consents, waivers and approvals the absence of which, either alone or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Cyber Merchants.

(k)    Immediately prior to Closing, Cyber Merchants shall be in compliance with the reporting requirements under the Exchange Act and shall be quoted on the OTC BB.

If any of the conditions provided for in this Section 9 shall not have been satisfied when and as required by this Agreement, this Agreement may be terminated by the Placement Agents by notifying Infosmart of such termination in writing at or prior to the Closing Date, but the Placement Agents shall be entitled to waive any of such conditions.

10.    Effective Date. This Agreement shall become effective at 11:00 A.M., Denver time, on the date hereof (the “Effective Time”).

11.    Termination. In the event of any termination of this Agreement under this or any other provision of this Agreement, there shall be no liability of any party to this Agreement to any other party, other than as provided in Sections 7 and 8, and this Section 11. This Agreement may be terminated after the Effective Time by (a) Infosmart for any reason by notice to the Placement Agents, and (b) the Placement Agents by notice to Infosmart (i) if, Infosmart shall materially breach any of its representations and warranties in this Agreement or shall fail to fulfill its covenants and agreements contained in this Agreement; (ii) if at or prior to the Closing Date there shall have been a material escalation of hostilities between the United States and any foreign country (other than Iraq), or any other material insurrection or armed conflict involving the United States which, in the reasonable judgment of Keating, as Lead Placement Agent, after consultation with Infosmart, makes it impracticable or inadvisable to offer or sell the Share and Warrants; or (iii) if there shall be any material litigation or regulatory action, pending or threatened against or involving Infosmart, which, in the reasonable judgment of Keating, as Lead Placement Agent, after consultation with Infosmart, makes it impracticable or inadvisable to offer or deliver the Shares and Warrants on the terms contemplated by this Agreement.

If, and only if, Infosmart terminates this Agreement after it becomes effective for any reason (other than Keating’s or Axiom’s material failure to comply with its obligations under this Agreement or material breach of its representations and warranties) or the Offering fails to close because of Infosmart’s breach of any representations or warranties contained in this Agreement or Infosmart’s failure to fulfill its covenants and agreements contained in this Agreement, Infosmart shall pay the Placement Agents their actual out-of-pocket expenses incurred (less than amount of the advance of the Allowance paid under Section 4(f)).

12.    Agreement Concerning Disclosure of Information. The Placement Agents agree to treat confidentially any information that is furnished to such parties (or to parties acting on their behalf) by or on behalf of Infosmart (the “Information”) until such time as such Information is disclosed to the public (including disclosures in SEC filings). The Placement Agents agree that they will use the Information only for the purposes related to a determination of your willingness to act as exclusive selling agents pursuant to this Agreement, and that the Information will be kept confidential by them and their partners, members, managers, officers, directors, employees, agents, and other affiliates (collectively, the “Affiliates”), and their attorneys and accountants (collectively, the “Professionals”), and that the Placement Agents, such Affiliates, or Professionals will not disclose the Information to any Investor or other person; provided, however, that the Information may be disclosed to (a) Additional Agents, Affiliates and Professionals who need to know such Information for the purpose of evaluating or providing services in connection with the Placement Agents and their clients’ investment in Infosmart; provided such parties agree to be bound by this undertaking, (b) to any federal or state regulatory agency and their employees, agents, and attorneys (collectively, “Regulators”) for the purpose of making any filings with Regulators if disclosure of such Information is required by law (provided that you advise Infosmart in writing of the Information to be so disclosed within a reasonable time prior to such filing), and (c) any other person to which Infosmart consents in writing prior to any such disclosure.

In the event that either of the Placement Agents are requested or required (by oral questions, documents, subpoena, civil investigation, demand, interrogatories, request for information, or other similar process) to disclose to any person or entity any information supplied to such party, Additional Agents, its Affiliates, or its Professionals in the course of their dealings with Infosmart or their respective representatives, such Placement Agent agrees that it will provide Infosmart with prompt notice of such request(s) within a reasonable time prior to such disclosure so that Infosmart may seek an appropriate protective order and/or waiver of compliance with the provisions of this Agreement. It is further agreed that, if a protective order is not obtained, or a waiver is not granted hereunder, and such Placement Agent is nonetheless, in the written opinion of counsel, compelled to disclose information concerning Infosmart to any tribunal or else stand liable for contempt or suffer the censure or penalty, such Placement Agent may disclose such information to such tribunal without liability hereunder. Prior to making such disclosure, such Placement Agent shall deliver a written opinion of its counsel to Infosmart’s counsel that disclosure is compelled by law. Such Placement Agent will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

Before Infosmart releases any information referring to the Placement Agents’ role under this Offering or uses the Placement Agents’ name in a manner which may result in public dissemination thereof, Infosmart shall furnish drafts of all documents or prepared oral statements to the Placement Agents for comments, and shall not release any information relating thereto without the prior written consent of the Placement Agents. Nothing herein shall prevent Infosmart from releasing any information to the extent that such release is required by law, rule or regulation.

13.    Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, by electronic mail, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as any party shall have furnished to the other parties in writing), and shall be deemed to have been delivered as of the date so delivered:

If to Infosmart:
Andy Kwok
Infosmart Group Limited
5th Floor, QPL Industrial Building
126-140 Texaco Road
Tsuen Wan, Hong Kong
(852) 2595-0911 telephone
(852) 2558-7316 telecopy

with a copy to:
Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, California 90024
Attn: Kevin K. Leung, Esq.
(310) 208-1182 telephone
(310) 208-1154 telecopy

If to Keating:
Keating Securities, LLC
5251 DTC Parkway, Suite 1090
Greenwood Village, CO 80111
Attn: Timothy J. Keating
(720) 889 -0131 telephone
(720) 889-0139 telecopy

If to Axiom:
Axiom Capital Management, Inc.
780 Third Avenue, 43rd Floor
New York, NY 10017-2024
Attn: Mark D. Martino
(212) 521-3800 telephone
(212) 521-3888 telecopy

with a copy to:
Wollmuth Maher & Deutsch LLP
500 Fifth Avenue
New York, NY 10110
Attn: Rory M. Deutsch, Esq.
(212) 382-3300 telephone
(212) 382-0050 telecopy

14.    Successors. This Agreement shall inure to the benefit of and be binding upon the Placement Agents, and Additional Agents, Infosmart, Cyber Merchants and their respective successors and legal representatives, except that neither Infosmart nor the Placement Agents may assign or transfer any of its or their rights or obligations under this Agreement without the prior written consent of the other; provided, however, that upon consummation of the Transactions,

Cyber Merchants shall assume all of the rights and obligations of Infosmart under this Agreement without the need for further consent of the parties. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person; except that the indemnities of Infosmart contained in this Agreement shall also be for the benefit of the person or persons, if any, who control the Placement Agents or any Additional Agents within the meaning of Section 15 of the Securities Act, and the Placement Agents’ and any Additional Agent’s indemnities shall also be for the benefit of each officer and director of Infosmart and the person or persons, if any, who control Infosmart within the meaning of Section 15 of the Securities Act.

15.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any judicial proceeding brought against either of the parties to this agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of California or in the United States District Court located in Los Angeles, California and, by its execution and delivery of this agreement, each party to this Agreement accepts the jurisdiction of such courts. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement. The prevailing party in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable attorney fees, incurred by the prevailing party.

16.    Miscellaneous Provisions.

(a)    Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and operative, and (ii) effect shall be given to the intent manifested by the portion held invalid or inoperative.

(b)    Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.

(c)    Number and Gender of Words. Whenever the contest so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely.

(d)    Other Instruments; Counterparts. The parties hereto covenant and agree that they will execute such other and further instruments and documents are or may become necessary or convenient to effect and carry out the terms of this Agreement. This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(e)    No Partnership. Neither of the Placement Agents is a principal of or a partner with, or does not control in any way, Infosmart or its employees or agents.

(f)    Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof.

[Signatures on following page]

If the foregoing correctly sets forth our understanding please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us.

Very truly yours,

INFOSMART GROUP LIMITED

By:   /s/ Andy Kwok

Andy Kwok, CEO

Accepted and agreed:

KEATING SECURITIES, LLC

By:  /s/ Timothy J. Keating

Timothy J. Keating, President

AXIOM CAPITAL MANAGEMENT, INC.

By:  /s/ Mark D. Martino

Mark D. Martino, President

EXHIBIT A
SUBSCRIPTION AGREEMENT

EXHIBIT B
REGISTRATION RIGHTS AGREEMENT

EXHIBIT C
FORM OF AGENT WARRANT

DISCLOSURE SCHEDULES
TO
PLACEMENT AGREEMENT